Exhibit 3.1

PENN VIRGINIA CORPORATION

AMENDED AND RESTATED BYLAWS

February 18, 2009

ARTICLE 1 SHAREHOLDERS

Section 1. Meetings.

A. Annual Meeting.

(a) Time, Place and Purposes. Subject to the board of directors’ ability to postpone a meeting under Virginia law, the annual meeting and all other meetings of shareholders shall be held on such date and at such time and place as may be fixed by the board of directors and stated in the notice of the meeting. The annual meeting shall be held for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these bylaws.

(b) Shareholder Proposals. No proposal by a shareholder may be voted upon at an annual meeting of shareholders unless the proposing shareholder shall have delivered or mailed in a timely manner (as set forth herein) and in writing to the secretary of the Company (A) notice of such proposal, (B) the text of the proposed alteration, amendment or repeal, if such proposal relates to a proposed change to the Company’s articles of incorporation or bylaws, (C) evidence reasonably satisfactory to the secretary of the Company of such shareholder’s status as such and of the number of shares of each class of capital stock of the Company of which such shareholder is the beneficial owner, (D) a list of the names and addresses of other beneficial owners of shares of the capital stock of the Company, if any, with whom such shareholder is acting in concert, and the number of shares of each class of capital stock of the Company beneficially owned by each such beneficial owner and (E) an opinion of counsel, which counsel and the form and substance of which opinion shall be reasonably satisfactory to the board of directors of the Company, to the effect that the articles of incorporation or bylaws resulting from the adoption of such proposal would not be in conflict with the laws of the Commonwealth of Virginia if such proposal relates to a proposed change to the Company’s articles of incorporation or bylaws. To be timely in connection with an annual meeting of shareholders, a shareholder’s notice and other aforesaid items shall be delivered to or mailed and received at the principal executive offices of the Company not less than 90 nor more than 180 days prior to the corresponding date on which the immediately preceding year’s annual meeting of shareholders was held. Within 30 days after such shareholder shall have submitted the aforesaid items to the secretary of the Company, the secretary shall determine whether the items to be ruled upon by the secretary are reasonably satisfactory and shall notify such shareholder in writing of such determination. If such shareholder fails to submit a required item in the form or within the time indicated, or if the secretary determines that the items to be ruled upon by the secretary are not reasonably satisfactory, then such proposal by such shareholder may not be voted upon by the shareholders of the Company at such annual meeting of shareholders. The presiding person at each annual meeting of shareholders shall, if the facts warrant, determine and declare at the meeting that a proposal was not made in accordance with the procedures prescribed by these bylaws and, if he should so determine and so declare, the proposal shall be disregarded. The requirements of this Subsection (b) shall be in addition to any other requirements imposed by these bylaws, by the Company’s articles of incorporation or by law and in no event shall the periods specified herein be in derogation of other time periods required by law.

(c) Nomination of Directors. Nominations for the election of directors may be made by the board of directors or by any shareholder (a “Nominator”) entitled to vote in the election of directors. Such nominations, other than those made by the board of directors, shall be made in writing pursuant to timely notice delivered to or mailed and received by the secretary of the Company as set forth in this Subsection (c). To be timely in connection with an annual meeting of shareholders, a Nominator’s notice, setting forth the name and address of the person to be nominated, shall be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 180 days prior to the corresponding date on which the immediately preceding year’s annual meeting of shareholders was held. At such time, the Nominator shall also submit written evidence, reasonably satisfactory to the secretary of the Company, that the Nominator is a shareholder of the Company and shall identify in writing (i) the name and address of the Nominator, (ii) the number of shares of each class of capital stock of the Company of which the Nominator is the beneficial owner, (iii) the name and address of each of the persons, if any, with whom the Nominator is acting in concert and (iv) the number of shares of capital stock of which each such person with whom the Nominator is acting in concert is the beneficial owner pursuant to which the nomination or nominations are to be made. At such time, the Nominator shall also submit in writing (i) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and (ii) a notarized affidavit executed by each such proposed nominee to the effect that, if elected as a member of the board of directors, he will serve and that he is eligible for election as a member of the board of directors. Within 30 days after the Nominator has submitted the aforesaid items to the secretary of the Company, the secretary of the Company shall determine whether the evidence of the Nominator’s status as a shareholder submitted by the Nominator is reasonably satisfactory and shall notify the Nominator in writing of such determination. If the secretary of the Company finds that such evidence is not reasonably satisfactory, or if the Nominator fails to submit the requisite information in the form or within the time indicated, such nomination shall be ineffective for the election at the meeting at which such person is proposed to be nominated. The presiding person at each meeting of shareholders shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws and, if he should so determine and so declare, the nomination shall be disregarded. The requirements of this Subsection (c) shall be in addition to any other requirements imposed by these bylaws, by the Company’s articles of incorporation or by law and in no event shall the periods specified herein be in derogation of other time periods required by law.

B. Special Meetings. Special meetings of the shareholders may be called at any time by the chief executive officer, or a majority of the board of directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than as stated in the notice of the meeting.

C. Adjournments. A Public Announcement of an adjournment of an annual or special meeting shall not commence a new time period for the giving of shareholder notices provided herein. For purposes of these bylaws, “Public Announcement” includes without limitation (i) a press release reported by the Dow Jones News, Associated Press or a comparable national news service, or (ii) a document filed with the Securities and Exchange Commission.

D. Organization. The chairman of the board of directors, or, in the absence of the chairman of the board of directors, such other officer or board member as the board of directors may designate, shall preside at each meeting of shareholders and may adjourn the meeting from time to time. The secretary or an assistant secretary shall act as secretary of the meeting and keep a record of the proceedings thereof. The board of directors of the Company shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the board of directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures, and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting including, without limitation, establishing an agenda or order of business for the meeting, establishing rules and procedures for maintaining order at the meeting and the safety of those present, limiting the participation in such meeting to shareholders of record of the Company and their duly authorized and constituted proxies, and such other persons as the chairman shall permit, restricting entry to the meeting after the time fixed for the commencement thereof, limiting the time allotted to questions or comments by participants, and regulating the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless, and to the extent, determined by the board of directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2. Notice.

Written notice of the time and place of all meetings of shareholders and of the purpose of each special meeting of shareholders shall be given to each shareholder entitled to vote thereat at least ten days before the date of the meeting, unless a greater period of notice is required by law in a particular case.

Section 3. Voting.

A. Voting Rights. Except as otherwise provided herein, or in the articles of incorporation, or by law, every shareholder shall have the right at every shareholders’ meeting to one vote for every share standing in his name on the books of the Company which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

B. Election of Directors. At each annual meeting, the shareholders shall elect nine directors who shall constitute the entire board.

Section 4. Quorum.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote at a meeting shall constitute a quorum. If a quorum is not present, no business shall be transacted except to adjourn to a future time.

ARTICLE 2 DIRECTORS

Section 1. Term of Office.

Each director elected at an annual meeting of the shareholders shall hold office until the next annual meeting, unless properly removed or disqualified, and until such further time as his successor is elected and has qualified.

Section 2. Powers.

The business of the Company shall be managed by the board of directors, which shall have all powers conferred by law and these bylaws. The board of directors shall elect, remove or suspend officers, determine their duties and compensations, and require security in such amounts as it may deem proper.

Section 3. Meetings.

A. Regular Meetings. Regular meetings shall be held at such times as the board shall designate by resolution. Notice of regular meetings need not be given.

B. Special Meetings. Special meetings of the board may be called at any time by the chief executive officer and shall be called by him upon the written request of a majority of the number of directors then in office. Written notice of the time, place and the general nature of the business to be transacted at each special meeting shall be given to each director at least 24 hours before such meeting. Meetings may be held at any time without notice if all of the directors are present, or if those not present waive notice in writing either before or after the meeting.

C. Place. Meetings of the board of directors shall be held at such place as the board may designate or as may be designated in the notice calling the meeting.

Section 4. Quorum.

A majority of the number of directors in office immediately before the meeting begins shall constitute a quorum for the transaction of business at any meeting and, except as provided in Article 8, the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the board of directors.

Section 5. Vacancies.

Vacancies in the board of directors shall be filled by vote of a majority of the remaining members of the board though less than a quorum. Such election shall be for the balance of the unexpired term or until a successor is duly elected by the shareholders and has qualified.

ARTICLE 3 BOARD COMMITTEES

Section 1. Executive Committee.

The board of directors, by resolution of a majority of the number of directors fixed in accordance with these bylaws, may designate three or more directors to constitute an executive committee, which, to the extent provided in such resolution, shall have and may exercise all the authority of the board of directors, except that the executive committee shall not have power to (i) approve or recommend to shareholders action that the Virginia Stock Corporation Act requires to be approved by shareholders; (ii) fill vacancies on the board or on any of its committees; (iii) amend the articles of incorporation pursuant to Section 13.1-706 of the Virginia Stock Corporation Act; (iv) adopt, amend, or repeal the bylaws; (v) approve a plan of merger not requiring shareholder approval; (vi) authorize or approve a distribution, except according to a general formula or method prescribed by the board of directors; or (vii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, other than within limits specifically prescribed by the board of directors. If an executive committee is so designated it will elect one of its members to be its chairman.

Section 2. Audit Committee.

The board of directors, by resolution adopted by a majority of the number of directors fixed in accordance with these bylaws, shall elect an audit committee which shall consist of not less than three directors; provided, however, that a majority (and not less than three) of the directors constituting the audit committee shall not be officers or employees of the Company or any of its subsidiaries. In addition, the composition of the audit committee shall comply with the requirements of any listing agreement of any securities exchange or association to which the Company is a party. At the time of election of the audit committee, the board of directors shall designate (or, in the absence of such designation by the board, the members of the audit committee shall designate) one of the members of the committee to be its chairman to serve until a successor is designated and serving. The duties and responsibilities of the audit committee shall be set forth in an audit committee charter, which shall be adopted by the board of directors and which may be amended by the board from time to time.

Section 3. Compensation and Benefits Committee.

The board of directors by resolution of a majority of the number of directors fixed in accordance with these bylaws may designate three or more outside directors to constitute a compensation and benefits committee, which shall have such power and authority as may be provided in such resolution.

Section 4. Other Committees.

The board of directors by resolution of a majority of the number of directors fixed in accordance with these bylaws may create or disband other committees, as deemed to be proper.

Section 5. Meetings.

Regular and special meetings of any committee established pursuant to this Article may be called and held subject to the same requirements with respect to time, place and notice as are specified in these bylaws for regular and special meetings of the board of directors.

Section 6. Quorum and Manner of Acting.

A majority of the members of any committee serving at the time of any meeting thereof shall constitute a quorum for the transaction of business at such meeting. The action of a majority of those members present at a committee meeting at which a quorum is present shall constitute the act of the committee.

ARTICLE 4 OFFICERS

Section 1. Election.

At its first meeting after each annual meeting of the shareholders, the board of directors shall elect a president, treasurer and secretary, and such other officers as it deems advisable. Any two or more offices may be held by the same person.

Section 2. Chairman and President.

A. Chairman. The chairman shall preside at all meetings of the board and of the shareholders. If so designated by the board of directors, the chairman shall be the chief executive officer.

B. President. The president shall be either the chief executive officer or the chief operating officer of the Company, as designated by the board of directors. The president shall have such duties as the board of directors and the chairman of the Company shall prescribe.

Section 3. Other Officers.

The duties of the other officers shall be those usually related to their offices, except as otherwise prescribed by resolution of the board of directors.

Section 4. General.

In the absence of the chairman and president, the person who has served longest as vice president or any other officer designated by the board shall exercise the powers and perform the duties of the chief executive officer or chief operating officer or both. The chief executive officer or any officer or employee authorized by him may appoint, remove or suspend agents or employees of the Company and may determine their duties and compensation.

ARTICLE 5 INDEMNIFICATION

Section 1. Right to Indemnification.

Subject to Section 3, the Company shall indemnify any person who was or is a party or threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, and whether or not by or in the right of the Company, by reason of the fact that he is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, manager, partner, trustee, administrator, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity, for expenses (including attorney’s fees), judgments, fines, penalties, including any excise tax assessed with respect to an employee benefit plan, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the fullest extent and manner permitted by the Virginia Stock Corporation Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to such amendment).

Section 2. Advance of Expenses.

Subject to Section 3, expenses incurred by any person who is or was a director or officer of the Company in defending any threatened, pending or completed action, suit or proceeding described in Section 1 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

Section 3. Procedure for Determining Permissibility.

The procedure for determining the permissibility of indemnification and the advancement of expenses pursuant to this Article 5 shall be that set forth in Section 13.1-701.B and Section 13.1-699.C, respectively, of the Virginia Stock Corporation Act, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or the advancement of expenses and such claim, then, at the option of the person seeking indemnification or the advancement of expenses, the permissibility of indemnification or the advancement of expenses shall be determined by special legal counsel selected jointly by the Company and the person seeking indemnification. The reasonable expenses of any person in prosecuting a successful claim for indemnification or the advancement of expenses, and the fees and expenses of any special legal counsel engaged to determine the permissibility of indemnification or the advancement of expenses, shall be borne by the Company. The Company shall promptly take all such action and make all such determinations as shall be necessary or appropriate to comply with its obligations to provide indemnification or advance expenses pursuant to this Article 5.

Section 4. Contractual Obligation; Inuring of Benefit.

The obligations of the Company to indemnify or advance expenses to a person under this Article 5 shall be considered contractual obligations of the Company to such person, subject only to the determination of permissibility as set forth in the preceding Section, which obligations shall be deemed vested as of the date that such person became a director or officer of the Company. While any provision of this Article 5 may be amended, modified or repealed, no such amendment, modification or repeal shall affect, to the detriment of such person, the obligations of the Company to indemnify or advance expenses to such person in connection with a claim based on any act or failure to act occurring before such amendment, modification or repeal, regardless of when such claim may arise or be asserted. The obligations of the Company to indemnify or advance expenses to a person under this Article 5 shall inure to the benefit of the heirs, executors and administrators of such person.

Section 5. Insurance and Other Indemnification.

The board of directors of the Company shall have the power but shall not be obliged to (a) purchase and maintain, at the Company’s expense, insurance on behalf of the Company and its directors, officers, employees and agents against liabilities asserted against any of them, including the Company’s obligations to indemnify and advance expenses, to the extent that power to do so is not prohibited by applicable law, and (b) give other indemnification to the extent not prohibited by applicable law.

ARTICLE 6 CAPITAL STOCK

Section 1. Share Certificates and Uncertificated Shares.

The board of directors may provide that some or all of the shares of capital stock of the Company may be certificated or uncertificated. Certificates representing shares of the Company shall be in such form as shall be prescribed by the board of directors and executed in any manner permitted by law and stating thereon the information required by law; provided, that, in the case of uncertificated shares, a notice shall be sent to the registered owner thereof as required by Section 13.1-648 of the Virginia Stock Corporation Act, if applicable. Transfer agents and/or registrars for one or more classes of shares of the Company may be appointed by the board of directors and may be required to countersign certificates representing shares of such class or classes. In case any officer whose signature or facsimile has been placed upon a certificate shall have ceased to be officer of the Company before such certificate has been delivered, the board of directors may nevertheless adopt such certificate and it may then be issued and delivered with the same effect as if he were such officer at the date of issue. If shares are uncertificated, a shareholder shall receive a physical certificate of stock only upon written request.

Section 2. Transfers.

The shares of the Company shall be transferable or assignable only on the books of the Company by the holder in person or by attorney upon surrender of the certificate for such shares duly endorsed or, if such shares are uncertificated, upon delivery of duly executed instructions with respect to such uncertificated shares and evidence of the ownership of such shares and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Company. The Company will recognize, however, the exclusive right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner. Any restrictions which are deemed to be imposed on the transfer of the Company’s securities by the Shareholder Rights Agreement dated as of February 11, 1998, between the Company and American Stock Transfer & Trust Company, as it may be amended from time to time, or by any successor or replacement rights plan or agreement, are hereby authorized.

Section 3. Regulations.

The board of directors may make such additional rules and regulations, not inconsistent with these bylaws, as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Company, whether evidenced by certificates or uncertificated.

Section 4. Fixing Record Date.

For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 70 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notices of the meeting are mailed or the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the board of directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

ARTICLE 7 CONTROL SHARE ACQUISITIONS STATUTE

The provisions of Article 14.1 of the Virginia Stock Corporation Act, entitled Control Share Acquisitions, shall not apply to the Company.

ARTICLE 8 AMENDMENTS

These bylaws may be changed at any regular or special meeting of the board of directors by the vote of a majority of the number of directors fixed by these bylaws.